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                          Exhibit 2. Form of Agreement

                                    AGREEMENT

         This AGREEMENT, dated February ___, 1999 (this "Amendment"), is made by and between SPATIALIGHT, INC., a New York corporation (the "Company"), and ______________ (as "Lender").

         WHEREAS, the Company and Lender have entered into that certain Convertible Secured Loan Agreement, dated as of November 20, 1998 (the "Loan Agreement"), wherein Lender together with other lenders agreed to advance funds to the Company in an amount not to exceed $2,000,000 (the "Convertible Secured Loan") evidenced by certain Convertible Secured Notes made by the Company in favor of the lenders; and

         WHEREAS, Lender advanced $_________ of the Convertible Secured Loan to the Company on November 20, 1998 in accordance with the terms and conditions of the Loan Agreement, and the Company executed and delivered to Lender that certain Convertible Secured Note, dated November 20, 1998, in the principal amount of $__________ (the "First Note"); and

         WHEREAS, Lender desires to advance an additional $_________ of the Convertible Secured Loan to the Company; and

         WHEREAS, the $_________ that Lender advanced to the Company on November 20, 1998 was held in escrow for a period of time and then was released to the Company in accordance with Section 2.2 of the Loan Agreement and the Funds Release Schedule set forth on Exhibit 2 thereto; and

         WHEREAS, all of the events set forth on the Funds Release Schedule have now occurred, making it unnecessary to condition the release of Lender's additional $_________ advancement upon the occurrence of such events.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. On or about February __, 1999, the Company will execute and deliver its Convertible Secured Note, in the form attached hereto as Exhibit 1, to the Lender, in the principal amount of $_________ (the "Second Note"), and the Lender will advance the principal amount of the Second Note to the Company.

         2. The Company ratifies and affirms that (a) the conditions to the Lender's obligation to close set forth in Section 2.7 of the Loan Agreement, other than those waived by the Lender on the Closing Date, were satisfied on or before the Closing Date, and (b) the representations and warranties of the Company set forth in Section 4 of the Loan Agreement were true and correct as of the Closing Date and on the date of each advance of funds thereafter.

         3. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall



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constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer on the date first set forth above.



                                                      SPATIALIGHT, INC.

                                         By:
                                            ------------------------------------

                                         Its:
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